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                                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                WASHINGTON, D.C. 20549
                                                     FORM 3
                                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1. Name and Address of Reporting Person
   Judith A. Barnes, PHD
   325 Washington Avenue Extension
   Albany, NY 12205
2. Date of Event Requiring Statement (Month/Day/Year)
     03/07/2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Mechanical Technology Incorporated
   MKTY
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   () Director ( ) 10% Owner (x) Officer (give title below) ( ) Other (specify below)
   Vice President, Chief Marketing Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |                      |                |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock          |03/07/00 |03/07/10 |Common Stock           |35,000   |$65.75   |D            |                           |
Option Plan
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Explanation of Responses:
(1) Options vest anually at a rate of 25% per year begining 03/07/00.


SIGNATURE OF REPORTING PERSON



___________S_____________________
Judith A. Barnes, PHD
DATE
03/14/00